SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Phillips Street Trust
(Name of Registrant as Specified In Its Charter)

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IMPORTANT

SHAREHOLDER UPDATE

Funds of

Fidelity Phillips Street Trust

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on important proposals that affect the funds and your investment in them. This information describes each proposal and asks for your vote on these important issues.

Your vote is important, no matter how large or small your holdings may be.

We are writing to remind you that your participation is extremely important. Until we receive a sufficient number of votes, the Special Meeting of Shareholders scheduled for May 12, 2015 cannot be held. If you do not plan to cast your vote at the meeting on May 12, 2015, please indicate your vote on the enclosed proxy card(s). Shareholders who hold the fund in more than one account will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Touch-Tone Phone

Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

2. Vote by Internet

Please visit the web site indicated on the enclosed proxy card(s) and follow the on-line instructions.

3. Vote by Mail

Please mail your signed proxy card(s) in the enclosed postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

Please note, D.F. King & Co., Inc. may be utilized to solicit shareholder votes by telephone on behalf of the funds. The funds may also arrange to have votes recorded by telephone. In the event that you receive a telephone call from a D.F. King & Co., Inc. representative, you may be asked to verify certain personal information for identification verification.

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-8544. We appreciate your immediate attention. Thank you.

Important information to help you
understand and vote on the proposals

Please read the full text of the proxy statement. Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate you placing your trust in Fidelity and look forward to continuing to help you achieve your financial goals.

What proposals am I being asked to vote on?

You are being asked to vote on the following proposals, depending on the funds in which you invest:

1. For each fund, to elect a Board of Trustees. You are being asked to elect a Board of Trustees to oversee your fund.

2. For Fidelity U.S. Government Reserves only, to approve a reorganization between Fidelity U.S. Government Reserves and Fidelity Government Money Market Fund. Specifically, you are being asked to approve an Agreement and Plan of Reorganization relating to the proposed acquisition of Fidelity U.S. Government Reserves by Fidelity Government Money Market Fund.

3. For Fidelity Cash Reserves only, to modify the fund's fundamental concentration policy. Shareholder approval of this policy change would enable Fidelity Cash Reserves to operate as a government money market fund. By operating as a government money market fund, the fund will seek to maintain a stable net asset value per share (NAV) and will not be subject to liquidity fees or redemption gates under the rules governing the operations of money market funds.

4. For Fidelity Cash Reserves only, a shareholder proposal requesting that the Board of Trustees institute "procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity." Certain shareholders of Fidelity Cash Reserves have advised the Fund that they intend to present the shareholder proposal at the Meeting. For the reasons set forth after the proposal, the Board of Trustees recommends a vote "AGAINST" the proposal.

Has the funds' Board of Trustees approved each proposal?

Each of the proposals has been carefully reviewed by the Board of Trustees. The Trustees believe that three of the proposals - election of the Board of Trustees, the reorganization of Fidelity U.S. Government Reserves into Fidelity Government Money Market Fund, and the modification of Fidelity Cash Reserves' fundamental concentration policy - are in the best interests of shareholders and recommend that you vote FOR these proposals.

The Board of Trustees also carefully considered the proposal submitted by certain shareholders of Fidelity Cash Reserves requesting that the Board institute "procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity," and recommends that you vote AGAINST the proposal.

1. For each fund, to elect a Board of Trustees.

What role does the Board play?

The Trustees serve as the fund shareholders' representatives. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the funds, including Fidelity.

What is the affiliation of the Board and Fidelity?

The purpose of the Board is to ensure that shareholders' best interests are protected in the operation of a mutual fund. The Board has nominated 10 individuals to serve as trustees for your fund. There are currently one "interested" and eight "independent" trustees. Trustees are determined to be "interested" by virtue of, among other things, their affiliation with the funds, Fidelity Management & Research Company (FMR), or other entities under common control with FMR. Interested trustees are compensated by FMR. Independent trustees have no affiliation with FMR and are compensated by each individual fund.

Are Board members paid?

Each independent trustee receives a fee for his or her service on the Board. You can find the compensation table, which details these fees, in the proxy statement.

2. For Fidelity U.S. Government Reserves only, to approve an Agreement and Plan of Reorganization relating to the proposed acquisition of Fidelity U.S. Government Reserves by Fidelity Government Money Market Fund.

What am I being asked to vote on in this proposal?

You are being asked to vote on a reorganization between Fidelity U.S. Government Reserves and Fidelity Government Money Market Fund. Specifically, you are being asked to approve an Agreement and Plan of Reorganization (Agreement) relating to the proposed acquisition of Fidelity U.S. Government Reserves by Fidelity Government Money Market Fund.

If the Agreement is approved by Fidelity U.S. Government Reserves shareholders and the reorganization occurs, each shareholder of Fidelity U.S. Government Reserves will become a shareholder of Fidelity Government Money Market Fund. Fidelity U.S. Government Reserves will transfer all of its assets to Fidelity Government Money Market Fund in exchange for shares of Fidelity Government Money Market Fund and the assumption by Fidelity Government Money Market Fund of Fidelity U.S. Government Reserves liabilities in complete liquidation of Fidelity U.S. Government Reserves.

What are the reasons for and advantages of the proposed reorganization?

The proposal to reorganize Fidelity U.S. Government Reserves into Fidelity Government Money Market Fund is part of a larger effort by Fidelity to streamline its money market fund offerings and make it easier for investors to select a fund or class that meets their needs. The reorganization will enable Fidelity U.S. Government Reserves shareholders to pursue a substantially similar investment objective and the same investment strategies in a larger combined fund with identical total expenses.

Do the funds have similar investment objectives and policies?

Yes. The funds have substantially similar investment objectives and the same principal investment strategies.

Who bears the expenses associated with the reorganization?

As is typically the case with fund proposals intended to benefit existing shareholders, Fidelity U.S. Government Reserves will bear the cost of the reorganization.

Is the reorganization considered a taxable event for federal income tax purposes?

No. The reorganization will not result in any gain or loss for federal income tax purposes either to Fidelity U.S. Government Reserves or Fidelity Government Money Market Fund or to the shareholders of either fund. As a result, a shareholder's exchange of his or her shares of Fidelity U.S. Government Reserves for shares of Fidelity Government Money Market Fund in the merger transaction will not result in recognition of gain or loss for federal income tax purposes.

Fidelity U.S. Government Reserves will be required to distribute any net realized capital gains (to the extent not offset by the fund's capital loss carryforwards) and any net investment income to shareholders prior to the reorganization closing. Any such distributions will be taxable for taxable shareholders (even if reinvested into the fund).

How will the reorganization impact the expenses of Fidelity U.S. Government Reserves?

As discussed more fully in the prospectus and proxy statement, the reorganization is expected to have no impact on the total operating expenses for shareholders of Fidelity U.S. Government Reserves for a period of three years following the reorganization as a result of an expense limitation arrangement implemented by FMR.

What are your plans for Fidelity U.S. Government Reserves in the event shareholders do not approve the reorganization proposal?

If shareholders of the fund do not approve the reorganization, FMR will consider other options including recommending the liquidation of the fund.

3. For Fidelity Cash Reserves only, to modify the fund's fundamental concentration policy.

What am I being asked to vote on in this proposal?

You are being asked to approve changes to Fidelity Cash Reserves' fundamental concentration policy that would enable the fund to operate as a government money market fund that invests 99.5% of its total assets in cash, government securities and repurchase agreements that are collateralized fully. Currently, the fund operates as a "prime" money market fund, which means that it can invest in high-quality, U.S. dollar-denominated, short-term money market securities from government and private issuers, including corporations and banks.

What are the reasons for converting Fidelity Cash Reserves to a government money market fund?

Since the adoption in 2014 of new rules impacting the operation of money market funds, Fidelity has spent significant time assessing the new rules, including the potential impact to our investors, and listening to their feedback. Investors have told us that they want access to stable NAV money market mutual funds that will not be subject to liquidity fees or redemption gates, as prime money market funds will be under the new rules. By operating as a government money market fund, Fidelity Cash Reserves will seek to maintain a stable NAV and will not be subject to liquidity fees or redemption gates under these new rules. Converting Fidelity Cash Reserves to a government money market fund will allow shareholders to continue using the fund as they do today.

How will the fund be converted to a government money market fund?

If shareholders approve the proposal, the fund will remove its policy to concentrate in the financial services industry and will adopt a principal investment strategy to normally invest at least 99.5% of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully. The fund also currently intends to change its name to "Fidelity Government Cash Reserves."

When will the conversion be effective?

If approved by shareholders, we expect the conversion to be completed in the fourth quarter of 2015.

General Questions on the Proxy

What if there are not enough votes to reach quorum by the scheduled shareholder meeting date or if the proposal is not approved?

To facilitate receiving a sufficient number of votes, we may need to take further action. D.F. King & Co., Inc., a proxy solicitation firm, or Fidelity may contact you by mail or telephone. Therefore, we encourage shareholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls.

If there are not sufficient votes to approve your fund's proposal by the time of your shareholder meeting (May 12, 2015), the meeting may be adjourned to permit further solicitation of proxy votes.

Who is D.F. King & Co., Inc.?

D.F. King is a third party proxy vendor that Fidelity hires to call shareholders and record proxy votes. To hold a shareholder meeting, quorum must be reached. If quorum is not attained, the meeting may adjourn to a future date. Fidelity attempts to reach shareholders via multiple mailings to remind them to cast their vote. As the meeting approaches, phone calls may be made to clients who have not yet voted their shares so that the shareholder meeting does not have to be postponed.

Voting your shares immediately will help minimize additional solicitation expenses and prevent the need to make a call to you to solicit your vote.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of each of the funds on the record date. The record date is March 16, 2015.

How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing them in the enclosed postage-paid envelope. You may also vote by touch-tone telephone by calling the toll-free number printed on your proxy card(s) and following the recorded instructions. In addition, you may vote through the internet by visiting the web site indicated on your proxy card and following the on-line instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-800-544-8544.

How do I sign the proxy card?

Individual Accounts:	Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts:	Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts:	The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."

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An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund.

Before investing, consider the funds' investment objectives, risks, charges, and expenses. Contact Fidelity for a prospectus or, if available, a summary prospectus containing this information. Read it carefully.

Fidelity Brokerage Services LLC, Member NYSE, SIPC

900 Salem Street, Smithfield, RI 02917

Fidelity Investments Institutional Services Company, Inc.

500 Salem Street, Smithfield, RI 02917

National Financial Services LLC, Member NYSE, SIPC,

200 Seaport Boulevard, Boston, MA 02210

FPST-PXL2-0315 1.9863597.101	716982.4.0 © 2015 FMR LLC. All rights reserved.